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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                           RenaissanceRe Holdings Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G7496G10
                         ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 9 Pages

------------------------                                  ----------------------
CUSIP No. G7496G10                      13G                Page  2  of  9  Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Warburg, Pincus Investors, L.P.               I.D.# 13-3549187

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                              (b) [X]

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-

               -----------------------------------------------------------------
  NUMBER OF     6  SHARED VOTING POWER
   SHARES
BENEFICIALLY       7,914,619
  OWNED BY
    EACH       -----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           -0-

               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   7,914,619

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,914,619

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*      [ ]


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   33.6%

--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. G7496G10                      13G                Page  3  of  9  Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Warburg, Pincus & Co.                         I.D.# 13-6358475

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                              (b) [X]

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-

               -----------------------------------------------------------------
  NUMBER OF     6  SHARED VOTING POWER
   SHARES
BENEFICIALLY       7,914,619
  OWNED BY
    EACH       -----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           -0-

               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   7,914,619

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,914,619

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*     [ ]


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   33.6%

--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. G7496G10                      13G                Page  4  of  9  Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   E. M. Warburg, Pincus & Co., LLC               I.D.# 13-3536050

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                              (b) [X]

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-

               -----------------------------------------------------------------
  NUMBER OF     6  SHARED VOTING POWER
   SHARES
BENEFICIALLY       7,914,619
  OWNED BY
    EACH       -----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           -0-

               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   7,914,619

--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,914,619

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*       [ ]


--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   33.6%

--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:
---------     --------------

              RenaissanceRe Holdings Ltd. (the "Issuer")

Item 1(b).    Address of Issuer's Principal Executive Offices:
---------     -----------------------------------------------
              Renaissance House
              8-12 East Broadway
              Pembroke HM19 Bermuda

Items 2(a)    Name of Person Filing; Address of Principal
and (b).      Business Office:
----------    -------------------------------------------

              This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and
              (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. WP, as the sole general partner of WPI, has a 20% interest in the profits of WPI. Lionel
              I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c).    Citizenship:
---------     -----------

              Not Applicable

Item 2(d).    Title of Class of Securities:
---------     ----------------------------

              Common Shares, par value $1.00 per share (the "Common Shares")

Item 2(e).    CUSIP Number:
---------     ------------

              G7496G10.

Item 3.       Not Applicable
------

Item 4.       Ownership:
------        ---------

              (a) 7,914,619 Common Shares, as of December 31, 1996.

              (b) 33.6%








                               Page 5 of 9 Pages

              (c) (i)   -0-
                  (ii)  7,914,619
                  (iii) -0-
                  (iv)  7,914,619

Item 5.       Ownership of Five Percent or Less of a Class:
------        --------------------------------------------

              Not Applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:
------        ---------------------------------------------------------------

              Not Applicable

Item 7.       Identification and Classification of the Subsidiary Which Acquired
------        the  Security  Being  Reported on By the Parent Holding Company:
              ------------------------------------------------------------------

              Not Applicable

Item 8.       Identification and Classification of Members of the Group:
------        ---------------------------------------------------------

              Not Applicable

Item 9.       Notice of Dissolution of Group:
------        ------------------------------

              Not Applicable

Item 10.      Certification:
-------       -------------

              Not Applicable








                               Page 6 of 9 Pages

                                   SIGNATURE
                                   ---------

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997


                                    WARBURG, PINCUS INVESTORS, L.P.

                                    By:   Warburg, Pincus & Co., General Partner


                                    By:  /s/ Stephen Distler
                                       -----------------------------------------
                                         Stephen Distler, Partner


                                    WARBURG, PINCUS & CO.


                                    By:  /s/  Stephen  Distler
                                       -----------------------------------------
                                         Stephen Distler, Partner


                                    E.M. WARBURG, PINCUS & CO., LLC


                                    By:  /s/  Stephen  Distler
                                       -----------------------------------------
                                         Stephen  Distler, Member








                               Page 7 of 9 Pages

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated February 14, 1997, among the signatories to this Schedule 13G.





















                               Page 8 of 9 Pages